Exhibit 10.5

FTI Consulting Phillips Point West Tower, Suite 1500 777 South Flagler Drive West Palm Beach, FL 33401 main 561.515.1900
Personal and Confidential

www.fticonsulting.com

June 2, 2010

Mr. Roger Carlile

930 Deforest Rd.

Coppell, Texas 75019

Dear Roger:

We are delighted to extend to you the following Amended Offer of Employment at FTI Consulting, Inc. (the “Company”). The terms of your employment will be as follows:

Position - Executive Vice President and Chief Administrative Officer.

Annual Base Salary - $1,300,000 per year.

Bonus Opportunity - You will participate in the Section 162(m) bonus program for senior executive officers, with bonus opportunities set annually upon achievement of corporate and individual goals. You will also participate in other bonus programs offered generally to senior executives.

2008 Special Bonus - The Company previously paid to you a special bonus for the year ended December 31, 2008 in the amount of $1,500,000. You hereby covenant to immediately repay to the Company a cash amount equal to the following percentages of such bonus if your employment with the Company terminates for any reason other than (i) termination by the Company without Cause, (ii) termination by you for Good Reason or (iii) termination as a result of Death or Disability, prior to the applicable dates set forth opposite such applicable repayment percentage below:

Date	Repayment Percentage
December 31, 2009	100%
December 31, 2010	90%
December 31, 2011	80%
December 31, 2012	70%
December 31, 2013	60%
December 31, 2014	50%
December 31, 2015	40%
December 31, 2016	30%
December 31, 2017	20%
December 31, 2018	10%

Notwithstanding your above covenant to repay the 2008 Special Bonus, your covenant to repay any amount of the 2008 Special Bonus will cease coincident with a Change of Control in the event such Change of Control occurs on or after January 2, 2013. In the event that a Change of Control occurs prior to January 2, 2013, the repayment obligation will remain as stated above except that the repayment obligation will cease on January 2, 2013 such that you will no longer have any repayment obligation following January 2, 2013.

Mr. Roger D. Carlile

June 2, 2010

Severance Protection - In the event that you are terminated without Cause or terminate your employment for Good Reason, you will be entitled to a cash payment of (i) your then current base salary plus (ii) $450,0000 (the “Severance Payment”). In the event that you are terminated without Cause or terminate your employment for Good Reason coincident with or during the 12-month period after a Change of Control, you will be entitled to a cash payment equal to two times (2X) the Severance Payment.

Leased Automobile - You will be provided a three-year leased automobile of your choice, with a monthly lease payment of up $3,000 per month, subject to the Company’s policy and practices regarding leased automobiles. The Company may review and revise its policy and practices from time to time, and if should this benefit be terminated, reasonable alternatives will be proposed.

Paid Time Off - You will be entitled to five weeks of paid time off annually. Paid time off is not an accrued benefit and unused time is not rolled over from year to year or paid out upon employment termination.

Benefits - You will be eligible for standard employee benefits as described in the Company’s Employee Benefit Summary.

Principal Place of Employment - Dallas, TX. In the event you are required to move your principal place of employment to a location other than Dallas, TX, you will be entitled to terminate your employment for Good Reason.

Employment at Will - You will be an employee-at-will. Employment may be terminated by either party for any reason at any time, with or without cause.

Definitions - For purposes of this Amended Offer of Employment, Cause, Disability, Good Reason and Change of Control are defined as provided in the Company’s employment agreements with its Chief Executive Officer, except that Change of Control shall not constitute Good Reason.

We are very enthusiastic about your continued employment. In the position of Executive Vice President and Chief Administrative Officer, you will report directly to the Company’s CEO.

Yours truly,

/s/ JACK B. DUNN, IV

Jack Dunn
President & Chief Executive Officer

Accepted and Agreed:

/S/ ROGER D. CARLILE	June 3, 2010
Roger D. Carlile	Date